Exhibit 14.1

Code of Conduct

Do the Right Thing – Every Day

A Message from the Chief Executive Officer

Dear Associates:

Christopher & Banks (the “Company” or “CBK”) enjoys a reputation as an organization with a strong ethical culture and we hold ourselves to high standards. Nowhere else is that more true than in our expectations for ethical conduct in every aspect of our business. That reputation is largely based on you, our Associates, and upholding that reputation is the responsibility of each Associate, every single day. This includes implementing and following good business practices and ongoing efforts to maintain and promote a culture based on ethics and integrity.

“Act with Integrity” is one of our eight Ethical Principles – a principle that expects us to do the right thing – every day. It also means that we have to be fair and honest in all our dealings with co-workers, customers, business partners, shareholders, competitors and the communities in which we live and work. Behaving ethically and with integrity is essential to maintaining our reputation as a great place to work, with our customers as a preferred shopping destination, and with our communities and shareholders as a responsible corporate citizen.

Since our Company’s image and reputation are a reflection of what each one of us says or does, we must maintain high standards of ethical business conduct – even when not legally mandated – so that our actions reflect positively, both on our Company and on us. This means we expect everyone to act in accordance with the Company's values. We also have a shared responsibility to make legal compliance and ethical business practices a part of the culture of our Company so that we always act in a manner that upholds these values, our ethical principles, creates trust and maintains our reputation.

To meet this responsibility, we must understand what is expected of us – and what is not. Our Code of Conduct is designed to help you better understand the policies and principles that drive our business and make this a great place to work and ultimately to help you make decisions consistent with those policies and principles.

Because we place such a high priority on our ethical conduct, I ask that each of you read our Code of Conduct, think about how it applies to your role, learn how you can ask for advice or get answers to questions regarding the Company’s policies and expectations, and keep the Code and Ethical Principles on hand for future reference. In addition, if you ever suspect unethical or illegal business practices, it is your personal responsibility to report it using the avenues outlined in the Code.

We recognize, however, that you may have questions and no set of rules or policies can cover every possible situation that may arise. If you are in doubt or unsure about a business matter that has ethical implications, seek appropriate guidance. The “Know What’s Expected, Speak Up” section on pages 5-6 of the Code describes the process you should follow when questions arise.

I sincerely appreciate your commitment to upholding our high standards of business conduct.

Keri Jones
President and Chief Executive Officer

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Table of Contents
A Message from the Chief Executive Officer	2
Ethical Principles	4
Do the Right Thing - Every Day	5
Code Applies to All Associates	5
Ethical Companies are Built by Ethical People	5
Remember the Company's Four Core Values	5
We Let the Ethical Principles be Our Guide	5
Other Policies Also Apply	5
We Lead by Example	5
Know What's Expected, and Speak Up	5
The Hotline	6
Report Issues or Concerns	6
Our Pledge of Non-Retaliation	6
Am I Making the Right Decision?	6
Consequences of Violations of Our Code	6
Waivers	7
Treat Associates and Customers with Respect	7
Maintaining a Respectful Workplace	7
Workplace Safety	8
Complying with Wage and Hour Laws	8
Rules on Alcohol and Drugs in the Workplace	8
Maintaining Associate Privacy	9
Respect Our Customers	9
Ensuring Customer Privacy	9
Respect the Law and the Worldwide Community	10
Compliance with the Law	10
Know Your Vendors	10
Environmental Laws	11
Competition and Fair Dealing	11
International Trade Issues	11
Ethical Sourcing	12
Preventing Bribery and Corruption	12
Dealings with Vendors and Suppliers	13
Dealings with Government Employees	13
Audits, Investigations and Legal Proceedings	13
Treat all Investors Fairly - Our Public Disclosures Should be Authorized and Accurate	14
Maintain and Protect Confidential Information	14
Keep Accurate Records and Maintain Internal Controls	15
Restrictions on Trading CBK Stock	15
Communications with Investors, Securities Analysts and the Press	17
Internet Discussion Forums/Social Media	17
Protecting the Company's Assets, Financial Results and Integrity	18
Company Assets and Property	18
Draft Documents Carefully - Write Smart	18
E-mail and CBK's Computer Resources	19
Conflicts of Interest	19
Gifts, Business Entertainment and Business Meals	22
Review of Travel and Expense Reports	23
Political Activity	23
Administration of the Code	23
Where Should We Report Our Concerns?	23
The Hotline	23

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Christopher & Banks Ethical Principles

Act with Integrity
Always do the right thing – every day – it is what is expected of everyone at Christopher & Banks.

Be Honest and Responsible
Embrace honest, open communications and actions – do what you say and always do more than is expected.

Build Trust and Respect
Create and maintain an atmosphere of mutual trust and respect – only through cooperation and trust do successful, long-term working relationships flourish.

Ensure Customers Come First
Customers define quality – the customer is the most important judge of the quality of our products and service – we know we have succeeded when our customers feel that they have benefited from their relationship with us.

Act in the Company’s Best Interests
Be professional – do not place personal interests above those of our customers, the Company, its Associates, shareholders and other stakeholders.

Succeed through Teamwork
Teams work – by building on each other’s ideas and skills and working collaboratively, we make better decisions and obtain better results than we can by working alone.

Reward Innovation
Think smart, move fast – exercise initiative, deliver quality results and do not be afraid to take calculated risks.

Promote Diversity and Inclusion
Embrace diversity and inclusion for all.

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Do the Right Thing – Every Day

Code Applies to All Associates
This Code of Conduct (“Code”) applies to all Associates of Christopher & Banks Corporation and its subsidiaries (“Christopher & Banks”, “CBK” or the “Company”). The term “Associate” as used in this Code includes all CBK employees, Officers and members of the Board of Directors, unless otherwise indicated.

This Code and the policies discussed in it are not an employment contract. No contractual rights are created by the Code or the policies it describes or references.

Ethical Companies are Built by Ethical People
CBK’s reputation and business success depends on each Associate always acting consistent with the law, our policies, our core values and Ethical Principles. We work hard to build trust and create an environment that invites candor and engagement. In turn, each of us has a personal responsibility to comply with this Code and the law, and to act ethically.

Remember the Company’s Four Core Values
We have adopted four Core Values, which describe the qualities we expect you to model in your work, decision-making, and interactions with coworkers, customers and suppliers:

•	Collaboration,

•	Communication,

•	Integrity, and

•	Respect.

We Let the Ethical Principles be Our Guide
The successful application of the Code of Conduct depends on each Associate accepting the responsibility to act honestly and ethically. Misrepresenting facts or unethical behavior must not be tolerated by any of us, no matter where or how it occurs. It is not possible to draft standards of conduct that cover every possible situation we may confront. Therefore, use the CBK Ethical Principles as your guide and if you have questions, ask.

Other Policies Also Apply
The Company has adopted various policies and procedures that deal in greater detail with some of the issues discussed in the Code. All Associates are expected to be familiar with and to comply with applicable Company policies and procedures whether or not they are expressly referenced in this Code. It is also important to remember that these other policies may be modified or updated from time-to-time even if the Code is not.

We Lead by Example
If you ever find yourself faced with an ethical dilemma at CBK, you should:

•	act in an honest and candid manner;

•	ensure that those you supervise understand and act according to CBK’s Ethical Principles;

•	remember there are various resources available to you for help with issues or questions, and

•	encourage and support Associates who, in good faith, ask questions or raise concerns.

Remember, perception matters and the answers may not always be clear.

Know What’s Expected, and Speak Up
Each of us is responsible for knowing what CBK expects. By becoming familiar with this Code and the policies it highlights, you will be better equipped to recognize and respond to ethical dilemmas. Remember, whenever in doubt – ask first. Talk to your manager or Human Resources when:

•	you need advice or have questions;

•	you don’t know the proper course of action;

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•	you believe someone has violated the law or our policies; or

•	you believe someone has acted unethically or engaged in misconduct.

You may also turn to a member of the executive team or the Chief Compliance Officer of the Company for assistance at CCO@christopherandbanks.com. The Ethics & Integrity link on the Intranet also contains a variety of resources, including this Code, Frequently Asked Questions and links to other policies.

Although we strongly encourage you to raise concerns directly with your manager or the other resources listed above, if you are uncomfortable with these options or if the issue is not addressed, you may also call the Hotline, referenced below.

The Hotline
A confidential Code of Conduct Hotline (the “Hotline”) has been established for Associates to report questionable or unethical activities. The Hotline is operated by an independent company and provides another avenue by which you may report policy violations or other inappropriate behavior. The toll free number is
1-888-256-4933. Calls may be made to the Hotline 24 hours a day, 7 days a week. You can also make reports electronically by going to www.ethicspoint.com and clicking on “File a Report”.

Using the Hotline
If you use the Hotline – whether by phone or online – you may give your name or remain anonymous. If you choose to remain anonymous, you will be instructed on how to check the status of your report if you contact the Hotline to follow-up.

What Happens Next?
If you make a report, the Hotline provider will report it to Christopher & Banks, which will then investigate the matter. As part of the investigation, you may be asked to provide more information. (If you make your report anonymously, any follow-up questions will be posted through the Hotline for you to review and respond to.) Out of respect for our Associates’ privacy, you generally will not receive information about the outcome of the investigation or any specific disciplinary actions taken, but you are likely to receive confirmation that the investigation has been completed.

Report Issues or Concerns
Even companies with high ethical standards occasionally have issues. When we do, we want them reported so they may be addressed. It can take a great deal of courage to report an activity or decision that is, or has the appearance of being, contrary to our values or policies.

Our Pledge of Non-Retaliation
The Company prohibits retaliation against you for making a good faith report about a questionable business practice or behavior.

Am I Making the Right Decision?

If you are trying to decide whether a particular course of action is the correct one to take, your decision is right if you can answer “yes” to all four of these questions.

•	Is the activity legal and consistent with Company policy?

•	Am I acting in the best interests of the Company and its stakeholders?

•	Would I be proud to tell someone I respect about the decision or choice I made?

•	Is it consistent with the Company’s reputation as an ethical Company?

Consequences of Violations of Our Code
All violations of our Code – no matter how trivial they may seem at the time – may be harmful to the interests of the Company and will be addressed accordingly. Any of us who violate the Code are subject to disciplinary action up to and including termination of employment.

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Waivers
The Company will waive application of the policies in this Code only where circumstances warrant. Waivers of the Code for Executive Officers and Directors may be made only by the Board of Directors as a whole or by the Board’s Governance and Nominating Committee and will be disclosed as required by law.

Treat Associates and Customers with Respect

Maintaining a Respectful Workplace

We value Associates’ contributions and are highly committed to providing an environment that is respectful of their needs. We also value the many ways people differ. Every day we see the power of different viewpoints at work. If our actions reflect our commitment to a culture of inclusion and diversity, we make others feel welcome, appreciated and respected.

Wherever we do business, we expect all Associates to comply with all applicable wage and hour standards, laws prohibiting harassment and discrimination, safety guidelines and requirements of equal employment opportunity. Should you have a concern about harassment, discrimination, or other unlawful conduct, talk to your manager or Human Resources. We will investigate promptly and respond as appropriate.

We specifically prohibit discrimination on the basis of:

• age	• genetic information	• race
• citizenship	• marital or family status	• religion
• color	• military status	• sex; and
• creed	• national origin	• sexual orientation
• ethnicity	• physical or mental disability
• genetic identity	• pregnancy (including childbirth
and related medical conditions)

or any other characteristic protected by applicable federal, state or local law.

Do’s

•	Managers should strive to be consistent in their supervision of and interactions with all Associates.

•	Recognize individual differences to improve the ability to address issues and solve problems.

•	Treat other Associates, customers, suppliers and visitors with respect, courtesy and dignity.

•	Report promptly, incidents of harassment, discrimination or intimidation or other policy violations to the proper management representatives.

•	Be mindful of how remarks, comments, pictures or jokes can offend others.

Don’ts

•	Avoid making vulgar, obscene, unwelcome, insulting or similar offensive remarks, as well as posting or e-mailing offensive or inappropriate items.

•	Christopher & Banks prohibits retaliation against an Associate who has made a report in good faith about perceived discrimination, harassment or a violation of the Code or other Company policies.

Q.	An Associate used a word in a meeting that is offensive to me. What should I do?
A.
Speak up and tell the person if you feel comfortable. Some words are universally offensive but some are not. The Associate might not know the word could be offensive to someone else. You also can report your concern to your manager, Human Resources, a member of senior management or contact the Hotline.

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Workplace Safety

•	Associate Injuries

◦
Falls, injuries or accidents involving Associates - Associates are to seek medical attention immediately, if necessary, and follow the “Associate Injury Checklist” on the Intranet, reporting the injury to our worker's compensation insurance company as soon as possible or within 24 hours of the injury.

•	Customer Injuries

◦	Falls, injuries or accidents involving Customers should be reported to the Senior Director, Internal Audit, per the applicable Company Policy.

Complying with Wage and Hour Laws

CBK is committed to complying fully with all applicable wage and hour laws and regulations, including those regarding off-the-clock work, meal and rest breaks, overtime pay, termination pay, minimum-wage requirements, wages and hours of minors, and other subjects related to wage-and-hour practices.

Do’s

•	Take meals and rest breaks consistent with applicable state law and Company policy.

•	Clock in and out properly and promptly.

•	Record hours properly and accurately.

•	Only adjust time records to ensure they are accurate and consistent with Company policy.

•	Contact Human Resources if you have questions or concerns regarding wage and hour issues.

Don’ts

•	Do not work “off the clock” if you are a non-exempt (hourly) Associate.

•	Managers, do not allow non-exempt (hourly) Associates to work “off the clock” or to volunteer to work without pay.

•	Do not adjust time records for the purpose of meeting payroll or budget, or to avoid the payment of overtime, meal or rest break penalties under any circumstances.

Q.
Andrea is an Assistant Manager who typically works noon to 9:00 p.m. and is responsible for closing the store. One week she worked 42 hours but is surprised when her check shows she was only paid for 40 hours of work. When she raises this with Sally, the Store Manager, Sally tells Andrea that the store was over its payroll budget for the pay period and that Andrea hadn’t been authorized to work overtime, so Sally eliminated all of Andrea’s overtime. Andrea decides not to “make a big deal” out of it as it is “only two hours.” Was Sally right in doing this?

A.
Absolutely not. Sally’s actions violated Company policy. Christopher & Banks has a strict policy on always paying its Associates for all hours worked, no exceptions. Since Sally is violating Company policy, Andrea should immediately report the matter to her District Manager or Human Resources, so that Andrea is paid for the overtime she worked and the issue is addressed appropriately with Sally.

Rules on Alcohol and Drugs in the Workplace

CBK is committed to providing a work environment free of substance abuse. Our substance abuse workplace policy prohibits:

•	The possession of illegal drugs in the workplace. The presence of illegal drugs will not be tolerated under any circumstances.

•	Using or being under the influence of alcohol, illegal drugs or any other controlled substance during the workday.

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Do’s

•	Encourage Associates to seek professional help for substance abuse before it adversely affects them professionally or personally.

•	In any business setting, even social ones where alcohol is served, we represent the Company and are expected to act appropriately and drink responsibly.

•	Take advantage of the Company's Employee Assistance Program. Information regarding the Program is on the Intranet.

Note: Possession or use of prescription medication for medical treatment is permitted so long as its use in the workplace does not pose a health or safety risk to you or others. The responsible consumption of alcohol at business dinners or after-work business functions is permitted. Consistent with our policy, excessive drinking at these events is prohibited.

Maintaining Associate Privacy

Privacy protection is important. Human Resources is responsible for maintaining official Associate records in a secure environment. Associates may request a copy of their employment records by making a written request of Human Resources. Any questions or concerns raised by Associates about their records should be directed to Human Resources.

Do’s

•	We keep Associate records accurate and up-to-date.

•	We permit access and use of Associate records only for legitimate business purposes, e.g., payroll and benefits administration.

•	We follow established record retention and destruction policies and procedures.

Don'ts

•	We do not permit disclosure of personal records in Company files to third parties except for legitimate business purposes consistent with our policies.

Q.
I received a call from an individual outside the Company asking for several Associates’ start dates, titles and base salaries. She told me that she is working with Human Resources on a benchmarking project and that it was urgent. I’m not sure what to do.

A.
Information about our Associates contained in the Company’s personnel records is confidential and handled by Human Resources. In this situation, contact Human Resources to confirm the request is legitimate.

Respect Our Customers

All of our customers are entitled to be treated with dignity and respect without regard to their age, race, color, sex, religion and any other individual characteristics. Always provide the highest level of professional service to all customers.

Ensuring Customer Privacy

Maintaining customer trust requires that we use their information appropriately. We are committed to protecting customers’ privacy and following applicable and evolving laws in this area. We gather information from customers to deliver better products and services, and to learn about their preferences. Access to customer information is restricted to those Associates designated as having a need-to-know for business or legal reasons.

Associates must not access customer information or use customer information except for appropriate business purposes and must protect the confidentiality and security of customer information, such as purchase history,

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phone number, e-mail, loyalty reward number, shipping or billing address, or credit card numbers. Associates should be familiar with and handle customer information in accordance with the Company’s privacy and information security policies, which detail our commitment to privacy and information protection.

We follow all applicable laws and regulations, as well as the assurances we make to our customers in our Privacy Policy, which we review and update periodically.

For more information about our Privacy Policy, please click on the “Privacy Policy” link at the bottom of the Christopher & Banks website.

Q.
I’ve noticed that several Associates who work with sensitive customer and other confidential information do not lock or log off their computer, even when they leave their work area for meetings or at the end of the day. Is this appropriate?

A.	No. To protect customer information and other confidential information, you should always lock or log off of your computer if your work area will be unattended for a period of time.

Do’s

•	Respect customer privacy and follow Company guidelines on protecting such information.

•	Use and share customer records only for proper business purposes.

•	Be familiar with and follow the Computer Use Policy which contains additional information on the proper handling of the Company’s computer resources and sensitive or proprietary information.

Note: If you believe customer or Associate information has been compromised, please contact your Department's Manager or the Company's Chief Compliance Officer at CCO@christopherandbanks.com.

Respect the Law and the Worldwide Community

Compliance with the Law

As a Company, we strive to be a responsible corporate citizen. We all must obey all applicable local, state and federal laws and regulations here and in any country in which we transact business. Also, we do not allow others to take actions on our behalf that would be in violation of the law or this Code.

Know Your Vendors

Overview
The conduct of our vendors can have adverse consequences for the Company or damage our reputation. We expect our vendors to comply with the law and behave ethically. For example, all of our apparel and accessories vendors are expected to comply with our Social Responsibility Code to ensure that the apparel and accessories we sell are made under working conditions that are consistent with our values and applicable law. We might also encounter companies that may try to conceal illicit funds or make the source of their funds look legitimate, which is often associated with the illegal narcotics and arms trades.

Do’s

•	Know your vendors well. Assess the vendor’s integrity, be familiar with its business practices and, as appropriate, perform reference checks on key vendors in advance.

•	Be clear with our merchandise vendors on what is acceptable and what will not be permitted. We all must follow our merchandise vendor compliance approval and set-up processes.

•
Monitor payments and invoices used in transactions. Watch for and report any questionable transactions or sudden changes in practices. We are required by law to report any cash transaction in excess of $10,000.

Suspicions regarding money laundering by any vendor should be reported to the Finance and Legal Departments.

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Q.
A vendor has requested that we pay the vendor's invoice to a third party in a different country. The different country has a reputation for questionable business practices. Should I change the invoicing and make these payments?

A.
No. This activity is inconsistent with the Company's accounting practices, looks suspicious, and money laundering may be involved. The Finance and Legal Departments should be promptly notified of this request. In general, payments should not be made to a party who did not perform the work to which the payment relates. You should know your vendor, its reputation and business practices. We should not do business with this vendor in this manner and we should follow the advice of the Finance and Legal Departments as to how to respond.

Environmental Laws

We are committed to complying with all federal, state and local environmental protection laws. In addition, we encourage you to conserve energy and other resources, to reduce the amount of waste the Company produces and to participate in the Company's recycling efforts.

Competition and Fair Dealing

The retail apparel business is highly competitive. Nonetheless, we must deal fairly with our customers, vendors, competitors and other Associates. We should not make false or disparaging statements about our competitors or their products. We should not take unfair advantage of a customer or vendor through false or misleading advertising, misrepresentation, concealment or any other unfair practice. We must comply with antitrust laws and never discuss or make agreements with competitors regarding price, merchandise, costs, or any other business strategy.

Do’s

•	Conduct day-to-day business activities consistent with the Ethical Principles.

•	Seek the advice of the Legal Department before entering into business arrangements with one of our competitors.

•	Ensure that all advertising and marketing materials are accurate and not misleading and comply with applicable legal requirements.

Don’ts

•
Do not have any contact, whether direct or through others, with any competitor about the cost or pricing of our products, the timing or content of our sales events, or our strategic or financial plans.

International Trade Issues

If your responsibilities involve the international community, be aware of and comply with laws and regulations governing the conduct of international trade.

Imports and Domestic Products
Our products must comply with all applicable laws, regulations and standards (e.g., U.S. Customs Service requirements, labeling regulations, product testing requirements). In addition, all labeling and customs entry and commercial documents required for entry into the U.S. must be true and accurate. This policy also applies to any vendors and freight forwarders working with or for us.

Trade Controls
The U.S. and a number of international authorities periodically impose restrictions on trade dealings with certain countries, entities and individuals based on their involvement or sponsorship of terrorism, arms proliferation or drug trafficking. Generally, these restrictions prohibit us from conducting any transactions with these countries or any of the designated entities and individuals as determined by the U.S. government. Associates who conduct business internationally are expected to understand these restrictions and work with

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the Logistics, Production and Sourcing, and Legal Departments to ensure all Company business transactions are consistent with applicable law.

U.S. Anti-Boycott Act
As a condition of doing business, a foreign business entity from one country may request that a U.S. company such as CBK refrain from doing business with – or boycott – businesses from another country. In addition to these direct requests, such conditions may also be found in letters of credit, shipping instructions, and other contract related documents. Any request from a third party to take part in actions against countries friendly to the U.S. (such as Israel) is a boycott request. Such boycotts are strictly prohibited under U.S. law and even a request to participate in such a boycott must be promptly reported to the U.S. Government. As a result, if you receive such a request, you should immediately report it to the Legal Department.

Do’s

•	Know who our suppliers are and any legal restrictions relating to them.

•	Examine purchase orders, contracts, letters of credit and other types of requests for information from third parties to ensure they do not contain any boycott-related requests.

•	Follow all applicable trade and export control laws of the U.S. and the countries in which we do business.

•	Follow all applicable U.S. and local country customs and import laws, particularly those relating to documentation, country of origin markings and classification of goods, among others.

Don’ts

•	Do not facilitate doing business with a prohibited country or person, including through third parties.

•	Never cooperate with any restrictive trade practice or boycott that is prohibited by U.S. or other applicable laws and promptly report any such requests.

•	Never provide inaccurate, incomplete or unsubstantiated invoices or import documentation, including those related to product description, classification, valuation, country of origin or quantity.

Q.
A foreign business partner has offered to document a merchandise transaction at a lower price per unit than we are actually paying. This will save a substantial amount of import duties and help the Company. Is this permissible?

A.
Absolutely not. Any false documentation of any Company business or transactions is prohibited. Using such false documentation to evade our properly payable import duties by concealing the true value of the goods or their country of origin is improper and likely unlawful.

Ethical Sourcing

The Company is committed to doing business with vendors who share the Company’s commitment to act with integrity, especially regarding fair labor laws and other social compliance issues.

Our vendors are all required to commit to meeting our Social Responsibility Code for Vendors, which includes provisions prohibiting the use of child labor or prison labor and requiring the payment of fair wages and overtime and acceptable working and living conditions. Our Vendor Compliance Program also includes periodic factory compliance inspections.

Those of us who work with our vendors should ensure they are complying with these expectations. If we become aware of any vendors who are not in compliance, we must immediately notify the Production and Sourcing Department.

Preventing Bribery and Corruption

We strive to do business through proper means and actions. Therefore, we must avoid any behavior that could be perceived as a form of bribery or corruption. Bribery arises when one party, directly or indirectly, offers something of value to another party in order to improperly gain business or obtain favorable treatment.

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Dealings with Vendors and Suppliers

Giving, offering, authorizing or taking bribes from current or potential vendors, suppliers and other business partners is strictly prohibited. Bribes include money, favors, gifts or entertainment provided to obtain or retain business. We expect agents and suppliers to maintain these same standards when acting on our behalf.

Dealings with Government Employees

As a global enterprise, we abide by all applicable anti-bribery and anti-corruption laws, including the U.S. prohibition on bribing U.S. government officials. In addition, we all are expected to comply with the Foreign Corrupt Practices Act (“FCPA”). In general, the FCPA prohibits corrupt payments or bribes made directly or indirectly to all non-U.S. government officials, political parties or political candidates (collectively “non-U.S. government officials”) for the purpose of obtaining or keeping business or improperly influencing government action. The FCPA prohibits, for example, payments to government officials to induce them to understate customs duties or to improperly expedite the importation of goods.

In a situation in which the local laws and the FCPA conflict, the Company and you are expected to abide by the most conservative standard.

Do’s

•	Remind third parties acting on our behalf that bribery and corrupt payments are prohibited.

•	Promptly report any requests for a bribe or anything of value by a non-U.S. government official to the General Counsel or Chief Financial Officer.

Don’ts

•	Do not give or accept something of value in order to improperly gain business or obtain favorable treatment.

•
Do not make or offer anything of value directly or indirectly through a vendor or agent to non-U.S. government officials or their relatives that could be interpreted as seeking to obtain or retain business without first consulting with and obtaining approval in advance from the General Counsel and your Department's manager.

•	Do not assume that a payment that may be an accepted practice in the host country is permitted under U.S. law.

Audits, Investigations and Legal Proceedings

We each are expected to cooperate fully with any audit, inquiry or investigation undertaken at the Company’s direction by its attorneys, investigators, internal auditors or independent public accountants. In addition, the Legal Department must be immediately notified of any investigation or other legal proceedings in which the Company becomes or is likely to become involved. This policy also covers situations where you become involved as a witness in a matter that relates to your duties for the Company.

While it is Company policy to cooperate with all government investigations, it is also important that the Company protect its legitimate business interests and privileged communications while an investigation is ongoing. Consequently, you may not disclose any information, whether oral or written, or records or files of any nature, to any third party on the Company’s behalf, except upon the prior approval of the General Counsel or an outside attorney hired by the Company. Regardless of whether you are acting on the Company’s behalf, no confidential Company information or attorney-client communications may be disclosed to any third party in connection with litigation or a government investigation without the prior approval of the General Counsel or the Company’s outside counsel.

Records relevant to litigation, audits or investigations may need to be kept beyond the applicable retention periods. We should know and follow the Company’s or your Department’s policies and practices with respect

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to document retention. There may be situations where there is a legal hold placed on our normal document destruction practices to ensure that you do not destroy or delete important information that may be relevant to specific litigation or an investigation that the Company is involved in at the time.

Do’s

•	Immediately notify the Legal Department if you are contacted by a government agency or attorney that does not represent the Company.

•	Maintain as confidential any matter in which you are contacted by the Company’s Legal Department or outside counsel.

Don’ts

•	Do not destroy or alter any documents in anticipation of a request for those documents from the Company’s attorneys or any government agency or a court.

•	Do not in any way mislead an auditor or investigator by providing or causing others to provide false, incomplete or non-responsive information.

Q.	What happens if I receive a subpoena or request from law enforcement to produce Company documents or give testimony involving the Company?
A.
Do not attempt to respond to the issuer of the subpoena directly. You should promptly notify the Legal Department of the request and wait for instruction before responding or providing any information. If necessary, explain to the official that Christopher & Banks’ policy requires notification of the Legal Department before any information is provided.

Treat all Investors Fairly – Our Public Disclosures Should be Authorized and Accurate

Maintain and Protect Confidential Information

Handle Company information with care. If you need to send confidential information outside the Company, make certain there is a confidentiality agreement or fiduciary relationship in place with the person or company receiving the information. Be cautious and thoughtful when sharing confidential information in writing – including e-mails – and during private conversations. Consider your surroundings when talking on a cell phone or in a public place.

If you can answer “yes” to all of the questions below, the information should be considered confidential and protected:

•	Is this information (a) unknown to people outside the Company, and (b) did you obtain the information in the course of performing your job duties?

•	Would the Company be disadvantaged or harmed if others knew this information before the Company determined to disclose it?

•	Would the project be disadvantaged or jeopardized if the information were not held in confidence or was prematurely disclosed?

Some examples of confidential information include overall net sales or operating income; results of Friends & Family promotions; the sales performance of current business channels; non-public financial information; and legal advice received from the Legal Department.

(See also pages 15 through 16 describing the limitations on trading in CBK stock.)

Do’s

•	Use and share confidential information only for Company business and not for personal gain.

•	Treat confidential information with care.

Rev. December 2019	CBK Code of Conduct	14

•	For confidential information that no longer serves a business need or is outdated (and not subject to a legal hold) we dispose of it by shredding or using a shred bin.

•	Return all sensitive and confidential information to the Company upon terminating employment.

Q.	What should I consider before forwarding an internal e-mail to someone outside of Christopher & Banks?
A.
Recognize that internal e-mails may contain confidential or sensitive information that should not leave the company. Be careful with long e-mail chains – there may be confidential information buried within the chain. Remember that e-mails are easily forwarded beyond the intended audience. Also consider if the outside party is subject to a confidentiality agreement with us or has an obligation to keep the information confidential due to their professional relationship with us (e.g. our outside attorneys or our outside accountants)

Keep Accurate Records and Maintain Internal Controls

We are required to maintain the highest level of financial integrity. To do this, we must:

•	Appropriately manage and safeguard Company assets.

•	Fully and fairly disclose material financial information, which means information an investor would consider important in making an investment decision.

•	Maintain complete and accurate financial records.

•	Assure the integrity of all Company books, records and accounting practices.

In addition to making and keeping accurate books, records and accounts, it is also our policy to maintain a system of internal controls sufficient to provide reasonable assurances that: (1) our transactions are executed in accordance with management’s general or specific authorization; (2) our transactions are recorded as necessary to permit proper preparation of our financial statements; and (3) your access to assets or controls is permitted only in accordance with management’s general or specific authorization.

Do’s

•	Follow Company policies and relevant accounting standards relating to the reporting or proper recording of all transactions.

•	Properly enter all point of sale transactions.

•	Report issues or concerns regarding financial reporting to an appropriate member of management, the Chief Financial Officer, the Vice President, Controller or the General Counsel.

•
Always tell a supervisor or manager if there is uncertainty about the accuracy of any entry or financial process or if you believe you are being asked to create a false or misleading entry, data or report.

•	Always cooperate with internal and outside auditors.

•	Promptly report instances when an internal control is being ignored.

Don’ts

•	Never encourage or coerce others to violate this Code or otherwise compromise the integrity of the Company’s financial records.

•	Never make a false or misleading entry in any report, record or expense claim, whether financial or non-financial.

•	Never make a payment or dispose of assets for any purpose other than the purpose recorded on the Company’s books and records.

Restrictions on Trading in CBK Stock

We have a responsibility to our stockholders to make sure that no investor has an advantage by receiving “material, non-public” information before it is publicly disclosed. Selective disclosure of such information is unfair and exposes the Company and you to serious legal and financial consequences. “Fair disclosure” ensures that investors and the public have access to the same information about the Company at the same time.

Rev. December 2019	CBK Code of Conduct	15

“Material, non-public information” is information which an investor would consider important in making a decision to buy or sell securities, stock or other financial instruments such as bonds, mutual funds, options and similar market instruments. Some of us may have access to material, non-public information concerning the Company or another company with whom we do business. If we are in possession of this type of information, we are called “insiders”.

Possessing material, non-public information about a public company while buying or selling the stock or other securities of that company is a violation of law and Company policy. Insider trading is unethical and illegal. We may not trade in Christopher & Banks' stock if we possess material, non-public information about the Company that has not been disclosed to the public at least 24 hours prior to trading.

In addition, we should never discuss material, non-public information with anyone else, including, for example, family and household members, friends, co-workers and business associates, because they might trade on the information or disclose it to others. Nor should we post comments or disclose any Company confidential information on a social media site, blog or any other public forum. We should not recommend trading in CBK stock or express an opinion based on material, non-public information about trading in the securities of CBK or other public companies.

Certain Associates, as well as all of the Company’s officers and members of the Company’s Board of Directors, and certain types of stock transactions have additional restrictions before a transaction in CBK stock is permitted. You may contact the Legal Department for answers to general questions or consult the Company’s Stock Trading Policy on the Company’s Intranet site.

Q.	How do I know whether I am aware of material, non-public information about the Company?
A.
Information is likely to be material if it is important to an investor making a decision about buying or selling the Company's stock. This information includes revenues, earnings, same-store sales comps, senior management changes, government investigations and major litigation. If you are unsure whether you have material information, refrain from trading and consult the General Counsel or Chief Financial Officer.

Note: The answers to the following questions can keep you, your family and the Company protected from an insider trading violation:
	•	Do you have “important” news about the Company or other public companies (positive or negative) that could affect the stock price once the information is announced? If yes, don’t share it or trade.
	•	Has someone given you a “hot tip” you have reason to believe is insider information? If yes, don’t share it or trade.
•
Do you have advance information regarding our quarterly earnings or other significant announcements? If yes, don’t trade until one (1) full business day after our official public announcement of this information.

	•	Are you unsure whether important Company news is material, non-public information? If yes, don’t share it or trade.

Do’s

•
Disclosures of confidential information to potential or current business partners should only be done after a non-disclosure agreement with such party has been entered into. (The Legal Department can assist you in preparing such agreements.)

Don’ts

•	Do not discuss or disclose sensitive information about CBK, confidential or otherwise, in public places such as airports, hallways, restaurants, schools, shopping malls, etc.

•	Do not disclose material, non-public information to family members or to others who might then be tempted to trade on the information or disclose it to others before it is disclosed publicly.

•	Do not speak with members of the press unless authorized. Press releases must be reviewed and approved by a member of senior management before they are issued.

Rev. December 2019	CBK Code of Conduct	16

Q.
Yesterday, my manager mentioned that the Company is planning to issue an announcement about adjusting its earnings outlook upward for the current fiscal quarter. I mentioned this to my friend and we agreed now would be a good time to buy CBK stock. Wow, isn’t this great? I really helped a friend make some money and I benefited too.

A.	You have violated the law and Company policy by “tipping” your friend concerning material, non-public information and by trading on material, non-public information. As a result:
•
You may be subject to civil fines and possible criminal prosecution for “tipping” and for trading on material, non-public information. Civil penalties include fines up to three times the gains or losses avoided and can be imposed upon both the trader and the person who tipped the trader. Criminal penalties can include fines and prison.

	•	You will be subject to discipline, up to and including termination of your employment.
	•	Your friend may be subject to civil and possible criminal penalties for trading on material, non-public information.
	•	Your Manager may be disciplined for “tipping” you, particularly if you did not need to know the material, non-public information to perform your job duties.

Communications with Investors, Securities Analysts and the Press

It is critical that all of our investors have access to the same material information about the Company at the same time. No one investor should be given an advantage by receiving material information that is not yet widely disseminated to the general public. Selective disclosure is unfair to our stockholders and exposes you and the Company to serious legal consequences as described above. You are not authorized to speak with the media or securities analysts or investors about the Company’s financial performance without clearance from the Company’s Chief Executive Officer or Chief Financial Officer. Even in those circumstances, no material, non-public or other confidential information about the Company’s financial performance should be disclosed. Requests for interviews or comments by the media, securities analysts, investors or other third parties, must be referred to the Chief Executive Officer or the Chief Financial Officer.

Internet Discussion Forums/Social Media

Participating in Internet discussion forums may, intentionally or inadvertently, lead to the disclosure of confidential business or other sensitive information regarding the Company that may damage its reputation, affect its stock price or interfere with its ability to compete effectively. This applies to both “positive” and “negative” news about the Company.

Before posting information about the Company or participating in an Internet discussion forum about the Company, review the Company’s Social Media Policy which is available on the Company’s Intranet.

The following are a list of Don’ts when participating on social media sites and the communications relating to the Company.

Don’ts

•	Do not knowingly make false statements in any posts.

•	Do not misrepresent yourself.

•	Do not pretend to be or indicate you are a Company spokesperson.

•	Do not disclose, distribute or otherwise communicate confidential business information.

•
Do not use the Company’s logo, trademarks or proprietary graphics (collectively, intellectual property or “IP”) for any commercial purpose, such as selling or advertising any product or service that is unrelated to the Company.

•	Do not use the Company’s IP in any posting unrelated to the terms or conditions of your employment that disparages the Company’s brand, products or services.

•	Do not make comments on behalf of the Company without senior management approval.

Rev. December 2019	CBK Code of Conduct	17

Protecting the Company’s Assets, Financial Results and Integrity

Company Assets and Property

Company property is made available to us for our use in order to fulfill our job responsibilities. It is our responsibility to properly use that Company property for legitimate business purposes and not for our personal benefit.

We are responsible for protecting Company assets, which includes not only those assets within our physical control but also the other assets located throughout the Company. Remember, these assets include cash, sales receipts, merchandise, supplies, business records, product designs and information technology.

We are responsible for protecting our assets against loss, theft or misuse, including as it relates to the operation of our stores. Theft, fraud, misuse of the Associate discount or misappropriation of the Company’s or customer’s property is a violation of this Code. In addition to violating the Code, you may also be subject to personal legal penalties if you engage in these types of behaviors. Any theft, regardless of dollar amount, and any significant loss or misuse of Company assets should be reported to your manager or supervisor or to the Finance or Legal Department. Such issues involving a customer or Associate at an individual store or on-line should be reported to your manager or supervisor, and to the Company’s Finance Department or the SVP, Chief Stores Officer. Remember that none of us may sign a criminal complaint against an Associate on behalf of the Company without the prior approval of the General Counsel.

Note: The Company has a separate policy on the proper use of the Internet, e-mails and personal computers made available for us to use, entitled the Computer Use Policy. That Policy is available on the Intranet and you should be familiar with its content.

Do’s

•	When using Company assets issued to you, such as a personal computer, keep it within your possession or control at all times.

•	Use good judgment to avoid waste or unnecessary use of Company supplies or property.

•	Follow Company policies regarding the use of Company assets.

•	Do report suspected incidents of theft, fraud or misuse of Company property.

Don’ts

•	Do not misappropriate assets or misuse Company property for our personal benefit or in a manner inconsistent with this Code or our Ethical Principles.

Q.	What steps should I take if I lose or misplace my laptop, IPad or mobile device?
A.
The theft, loss or other potential compromise of the Company’s confidential information or devices that contain such information should be reported within 24 hours to the IT Department Help Desk at 763-551-5123.

Draft Documents Carefully – Write Smart

All Associates should take the necessary time to prepare documents and electronic communications thoughtfully and to review them thoroughly prior to distribution including e-mails, memos, letters, PowerPoint presentations, handwritten notes and voicemail messages.

Do’s

•	Be clear, accurate and concise in your writings and other communications.

•	Stick to the facts – do not overstate or exaggerate.

•	Treat confidential information with care.

Rev. December 2019	CBK Code of Conduct	18

•	Remember that it may be preferable to call or meet in person rather than to communicate in writing, particularly if you do not yet have all the facts.

Don’ts

•	Never speculate or offer an opinion regarding the legality of business conduct.

•	Avoid phrases that may be misinterpreted as inappropriate or unethical.

Q.	I received an email that contains a statement that could easily be misunderstood or viewed as improper. What should I do?
A.
It is important that our written communications are accurate and leave the proper impression. If you are concerned about potential implications of an e-mail, you should call the sender and discuss your concerns. You (or the original sender) should consider sending a second e-mail clarifying the intent of the original e-mail. Simply deleting the troublesome email may not be enough. Deleted e-mails are recoverable, and it is important to correct potential misperceptions.

E-mail and the Company’s Computer Resources

Our e-mail systems may not always be secure and it is possible that e-mail messages may be intercepted or seen by unintended recipients. Unlike a spoken conversation, e-mail creates a permanent record. Any e-mail you send may be printed by the recipient, forwarded to others and will likely be retained in the Company’s information technology systems for a considerable period of time. Therefore, we should exercise the same care in sending an e-mail message as we would in other business communications.

When we use the computer resources provided by the Company, we are expected to follow the Computer Use Policy. This includes not downloading any data from the Internet that is not in the public domain or that is unprofessional, inflammatory or inappropriate for business use. For example, we may not use the e-mail system or the Internet to view or exchange information which is discriminatory or constitutes harassment or violates Company policy regarding maintaining a respectful workplace. For more details on this topic, see the Computer Use Policy located on the Intranet.

Do’s

•	Avoid sending e-mails when you are emotional or frustrated.

•	Never write anything in an e-mail that you would not say to someone face-to-face.

•	Recognize that a phone call or meeting may be more appropriate for discussing a sensitive or confidential matter.

Don’ts

•	Do not assume that e-mails are informal. Think of e-mail as if it were on the front page of the newspaper. Would you be embarrassed or comfortable with what you wrote being made public?

Conflicts of Interest

It is important that we recognize that our activities or circumstances might conflict with our job or obligations to the Company. While the Company recognizes that your private life is very much your own, a conflict of interest may arise if you engage in any activities or advance any personal interests at the expense of the interests of the Company.

We, as well as third parties acting on the Company’s behalf, must be free from conflicts of interest that could adversely influence our judgment, objectivity or loyalty to CBK in conducting Company business. The Company recognizes that each Associate may take part in legitimate financial, business, charitable and other activities outside their jobs, but any potential conflict of interest raised by those activities must be disclosed promptly to management.

Rev. December 2019	CBK Code of Conduct	19

A conflict of interest may also arise if you or an “immediate family member” receives improper personal benefits as a result of your position with the Company. For purposes of the Code, an immediate family member includes a spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the same household with you. It is up to all of us to avoid situations in which our loyalty may become divided. To help us make informed decisions, the most common conflicts are described below.

Supplying CBK
Generally, we are not allowed to be a supplier to CBK, represent a supplier of CBK, work for a supplier to CBK or be a member of a supplier’s board of directors while an Associate of the Company. The Chief Executive Officer and General Counsel or, if the matter involves an executive officer or a Board member, the Board of Directors or its Governance & Nominating Committee, must approve any exception to this rule. In addition, we may not personally accept money or benefits of any kind for any advice or services we provide to a vendor or supplier in connection with its business with CBK. Note: An exception exists if the benefit or services are made available generally to Associates.

Competing Against CBK
We may not commercially market merchandise in competition with current or potential CBK merchandise offerings. Marketing activities are “commercial” if we receive a financial benefit of any kind.

We all are responsible for consulting with the Company’s Chief Compliance Officer to determine whether a planned activity will compete with any actual or potential CBK business. We should always do this before we pursue an activity that might create a conflict of interest with the Company.

Working at a Competitor
As a general rule, Associates should not work at a retail company that sells women’s clothing targeted at women age 45 and older.

However, Part-Time Sales Associates may work at another retail company including those that may compete with us. A Full-Time Assistant Store Manager or Store Manager may do so only with prior written approval of the SVP, Chief Stores Officer.

Personal Relationships
We must always discharge our job responsibilities solely on the basis of the Company’s best interests, independent of any personal considerations or relationships. Sometimes, even the appearance of a conflict of interest may interfere with Company business. When we have or develop family, personal or romantic relationships with co-workers or third parties that do business with the Company, the potential for a conflict of interest may arise, especially in cases where a manager or supervisor has such a relationship with an Associate in his or her reporting structure. While it is not our policy to interfere with such personal relationships, we expect our managers and supervisors to inform their Department Leader or the General Counsel when a relationship with another Associate or third party creates the potential for or the appearance of a conflict of interest so that the Company can take appropriate steps to avoid an actual or perceived conflict of interest.

Q.
My sister recently began working for a local company that from time-to-time provides goods and services to the Company's office in Plymouth, MN. Given that I am now involved in purchasing goods and services for the Company, could selecting my sister’s company as our vendor create a conflict of interest?

A.
Yes. You need to let your manager and the General Counsel know about your sister’s affiliation with a Company vendor and receive approval to order from that company. If you don’t, it might appear that your decisions to purchase supplies from this company show bias or favoritism. By disclosing your sister’s role with our vendor, you ensure that the Company is able to take steps to preserve its reputation for fairness and objectivity.

Rev. December 2019	CBK Code of Conduct	20

Use of the Company’s Time
We may not perform outside work on Company property or on Company time. Nor are we permitted to solicit for non-Company related purposes, such as contributions, requests for signatures or memberships, in CBK’s offices or stores during work time, or to use Company materials or resources for any solicitation or outside employment. We are also not permitted to take opportunities discovered through the use of our position, corporate information or corporate property for personal gain. However, for Associates in the corporate office, they may display in their workspace and for Associates at a store, they may display in the back room, solicitations, sign-up sheets for charitable or non-profit businesses such as Girl Scout cookies, holiday wreaths, fundraisers for schools, youth athletics or religious organizations so long as it is limited to a modestly sized display of no more than 2 weeks in duration. The Company reserves the right to prohibit any or all such solicitations.

Do’s

•
Request management review and provide prior approval of outside activities, financial interests or relationships that may pose a real or potential conflict of interest. Remember that management approval is subject to ongoing review, so you need to periodically update your manager regarding your involvement.

•	Avoid actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of the Company.

•	Report potential conflicts of interest that involve you as well as others of which you are aware.

•	Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.

•	Prior to serving on the board of directors of a bona fide charitable, educational or non-profit organization, you are encouraged to advise your Department Leader.

•	Discuss, as appropriate, with customers, suppliers and others with whom we do business these limitations and expectations.

Don’ts

•	Do not accept a gift that does not meet the standards described in the Code.

•	Do not have a direct or indirect financial interest in or a financial relationship with a competitor, vendor or customer (except for insignificant stock interests in publicly-held companies).

•	Do not take part in any Company business decision involving a company that employs our spouse, family member or a close personal friend.

•	Do not have a second job where the other employer is a competitor, distributor, vendor or customer of CBK although part-time store associates may work for other retail companies.

•	Do not accept personal discounts or other benefits from vendors, service providers or customers that are not available generally to CBK Associates.

Q.	I am a Senior Director in the Planning Department at the Corporate office and have taken a part-time job with a competitor. Is this permitted?
A.
No, not without obtaining prior permission from the Chief Compliance Officer and your Department Leader. As a member of management, working for a competitor, even during off hours, poses a conflict of interest with the Company in violation of the Code. Further, serving as a director, officer, employee or consultant for companies that do business with the Company is also likely to be a conflict of interest and should be reviewed with your department leader, who in turn, should discuss the issue with the Chief Compliance Officer.

Q.	I recently became an independent sales agent for a mail order cosmetics company. Can I encourage my co-workers to purchase their cosmetics through my new business?
A.
Associates should avoid actively and personally promoting a side business at work or soliciting co-workers for new business. This includes trying to sell products or services to co-workers during daily work conversations. Promoting a personal business could be considered a conflict of interest because the Associate may be using his or her position for personal gain.

Rev. December 2019	CBK Code of Conduct	21

Gifts, Business Entertainment and Business Meals

The Company has specific limitations on the types of gifts, business entertainment and business meals that are acceptable from vendors or potential vendors of the Company.

Business Gifts
Business gifts (as contrasted with business entertainment – see below) in any form to an Associate from a current or potential vendor or customer, other than gifts of nominal value, i.e., $50.00 or less, are considered inappropriate and should be politely declined or returned. Gifts of cash and cash equivalents (e.g., gift cards), regardless of value, are expressly prohibited. Examples of gifts include, but are not limited to, tickets to sporting events, the theater or the like where an Associate is not attending with the vendor or customer, bottles of wine or alcohol, gift baskets, dinners paid for by, but not attended by, vendors, customers, etc.

Note: Often during the holiday seasons, gifts of food baskets or other personal items are sent to Associates by our vendors and suppliers. If these gifts are used and shared among the entire department or area where you work, then they may be accepted, even if the value exceeds the Company’s limit on personal gifts of $50.00, so long as the gift is not likely to be viewed as an effort to improperly influence you or other members of your group or department.

Business Meals or Entertainment with Vendors or Suppliers
Business meals or entertainment attended with vendors or suppliers as long as they are conducted consistent with applicable Company policies and good judgment, are a legitimate business practice. Business entertainment or a meal provided by a vendor or supplier is acceptable when it meets the following criteria:

•	it involves legitimate business;

•	it is reasonable and not lavish in expense;

•	it occurs infrequently or occasionally; and

•	it is not intended or likely to appear or be viewed as an inducement or a reward or as an effort to improperly influence you on behalf of the Company.

Business meals or entertainment involving a vendor or supplier and paid for by an Associate for which the Associate seeks payment or reimbursement by the Company, are subject to these same standards.

In many foreign countries where the Company conducts business, it is customary for vendors and manufacturers to purchase lunch or dinners for their business guests. As such, we are allowed to attend vendor and factory sponsored lunches or dinners when we travel overseas, consistent with the above standards.

General Prohibition on Payment of Airfare, Hotel or Trips by Vendors or Suppliers
In no event should we allow a current or potential vendor or supplier to directly or indirectly pay for a trip, airfare or hotel accommodations on our behalf or that of any of our family members. Any exceptions to this rule require the advance written approval of the Chief Executive Officer and the General Counsel. Any questions regarding this general prohibition should be directed to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel.

Q.	A vendor invited me to his company’s annual conference for which my airfare and two nights’ accommodations will be fully paid for. May I accept this invitation?
A.
No. As a general rule, vendors should not pay for an Associate’s airfare or hotel accommodations. In addition, the amount involved is substantial. Any appearance of possible impropriety must be avoided.

Rev. December 2019	CBK Code of Conduct	22

Q.	A supplier has offered me four tickets to a local sporting event that they cannot use. The tickets cost $50 each. Can I accept?
A.	No. Attending without the supplier is considered a gift and not business entertainment. The total face value of the tickets ($200) exceeds our gift limitation of $50.00.

Q.	Can I attend the same sporting event if I am attending with the vendor’s employees?
A.
You can attend so long as the value of the ticket is not out of the ordinary, there is a legitimate business relationship with the vendor and the vendor is not currently responding to a proposal to do business with us.

Review of Travel and Expense Reports

Please refer to the Business Expense Policy and other Company guidelines for the proper steps and documentation necessary for obtaining reimbursement of appropriate, authorized expenses incurred in connection with work for the Company. Travel and expense reports are subject to approval per the Company’s Business Expense Policy. Failure to observe travel and expense report guidelines or the falsification of reports, will be subject to disciplinary action up to and including termination.

Political Activity

Contributing your own time, money or resources to political activities is entirely personal and voluntary. However, the Company’s political activities are strictly regulated by federal, state and local laws. Therefore, you cannot use Company funds, assets or resources, including your time at work, to further your own political activities or interests.

Do’s

•	Engage in political activities only on our own personal time and as an individual, not as a Company representative.

Administration of the Code

Where Should We Report Our Concerns?
Concerns should be immediately reported. Your supervisor is a good place to start with an ethics or compliance issue. You may also contact:

•	Human Resources,

•	the Leader of your department, or

•	the Senior Executives of the Company, including the Chief Compliance Officer.

The Hotline
If you are uncomfortable about using one of the above-mentioned resources or you wish to raise an issue anonymously, you can call the Code of Conduct Hotline at 1-888-256-4933. In addition, you can make a report electronically at www.ethicspoint.com and clicking on “File a Report”. The Hotline is operated 24 hours a day, 7 days a week by an independent company that reports the call to the Company.

Remember: “Do the Right Thing – Every Day”

Note: This Code and the policies discussed in it are not an employment contract. No contractual rights are created by the Code or the policies it describes or references.

Rev. December 2019	CBK Code of Conduct	23